Exhibit (o)

                                CITIZENS FUNDS

                   AMENDED AND RESTATED MULTIPLE CLASS PLAN


     THIS MULTIPLE CLASS PLAN, dated as of May 18, 1998, and amended and restated as of May 17, 1999, of Citizens Funds, a Massachusetts business trust (the "Fund"), on behalf of its series, the Citizens Index Fund, Citizens Emerging Growth Fund, Citizens Global Equity Fund, Citizens Small Cap Index Fund, Citizens Income Fund and Working Assets Money Market Fund (collectively the "Series");

                             W I T N E S S E T H:

     WHEREAS, the Fund is engaged in business as an open-end investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

     WHEREAS, the shares of beneficial interest (without par value) of the Fund (the "Shares") are divided into separate series and may be divided into one or more separate classes;

     WHEREAS, the Shares of each Series have been divided into multiple classes, and the Fund desires to amend and restate the Fund's Multiple Class Plan dated May 18, 1998 which is adopted on behalf of each of the Series as a plan pursuant to Rule 18f-3 (as amended and restated, the "Plan");

     WHEREAS, the Board of Trustees of the Fund, in considering whether the Fund should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to an informed evaluation of this Plan and determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each class of Shares individually, as well as the Fund and the Series;

     NOW THEREFORE, pursuant to a vote of the Board of Trustees of the Fund and a majority of the Trustees who are not "interested persons" of the Fund ("Qualified Trustees"), the Fund hereby adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

     1. Each of the Series have heretofore issued, and may from time to time hereafter issue, Shares in one or more classes (each, a "Class" and collectively, the "Classes"). Shares so issued will have the rights and preferences set forth in the Fund's then current registration statement relating to the applicable Series and Class.

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     2.    Shares issued in Classes will be issued subject to and in accordance with the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

           (a) Each Class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;

           (b) Each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

           (c) Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

           (d) Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

           (e) Except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class shall have the same rights and obligations of any other Class.

      3. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Fund.

      4. This Plan shall become effective as to each Series upon approval by a vote of the Board of Trustees and vote of a majority of the Qualified Trustees.

      5. This Plan shall continue in effect indefinitely unless terminated by a vote of the Board of Trustees of the Fund. This Plan may be terminated at any time with respect to any Series by a vote of the Board of Trustees of the Fund.

      6. This Plan may be amended at any time by the Board of Trustees of the Fund, provided that any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Fund and a majority of the Qualified Trustees.

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      7.   This Plan shall be construed in accordance with the laws of the
           Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

      8. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


                                           CITIZENS FUNDS



Date: May 17, 1999                         By: \s\ Azie Taylor Morton
      ---------------------                    ----------------------------
                                               Azie Taylor Morton
                                               Chair
Attest:

\s\ Joseph F. Keefe
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Secretary